                                                                  EXHIBIT 14(A)

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this registration statement on Form N-14 (the "Registration Statement") of our re-port dated August 12, 1997, relating to the financial statements and financial highlights of U.S. Government Fund, Corporate Income Fund, Growth and Income Fund, Global Money Fund, U.S. Government Money Fund and National Municipal Fund, each a portfolio constituting part of Sierra Trust Funds, which are also incorporated by reference in the Registration Statement. We also consent the reference to us under the heading "Prospectus/Proxy Statement" in such Regis-tration Statement.

PRICE WATERHOUSE LLP
Boston, Massachusetts
September 29, 1997